Exhibit 10.12

ResMed Inc.
Summary for Restricted Stock Unit
Award Agreement
(Designated Executives)
1.Holder.    [PARTICIPANTNAME]
2.Grant Date.    [GRANTDATE]
3.Number of RSUs.    [QuantityGRANTED]
4.Vesting Schedule.     Subject to the terms of the Agreement, including the terms requiring the satisfaction of a specified Performance Condition, the RSUs shall vest and become nonforfeitable in three equal installments on each of the first three anniversaries of the Grant Date, provided, however, that if the RSUs are granted as part of the Company’s annual grant, as determined by the Company in its sole discretion, the first installment shall vest on the first November 11 following the Grant Date with the remaining two installments vesting on the following two anniversaries of the first vesting date.
[VestingDateandQuantity]

RESMED INC.
EXECUTIVE RESTRICTED STOCK UNIT AWARD AGREEMENT
    This Executive Restricted Stock Unit Award Agreement, including any country-specific terms and conditions set forth in Appendix I hereto and the performance conditions set forth in Appendix II hereto (collectively, the “Agreement”), sets forth the terms and conditions of the restricted stock units (“Restricted Stock Units” or “RSUs”) granted by ResMed Inc., a Delaware corporation (the “Company”), under the ResMed Inc. 2009 Incentive Award Plan, as amended from time to time (the “Plan”), and pursuant to the Summary of Restricted Stock Unit Award Grant (the “Summary”) displayed at the Web site of the Company’s plan administrator. The Summary specifies the person to whom the RSUs are granted (“Holder”), the grant date of the RSUs (the “Grant Date”), the vesting schedule of the RSUs (the “Vesting Schedule”), the aggregate number of RSUs granted to Holder, and other specific details of the grant. The Summary also indicates whether Holder has accepted the grant of RSUs. The Summary is deemed part of this Agreement.

ARTICLE 1.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Summary.
As used herein, the term “Disability” shall mean a “disability” as defined in U.S. Treasury Regulation Section 1.409A-3(i)(4).
As used herein, the term “Restricted Stock Unit” and “RSU” shall mean a non-voting unit of measurement which represents the right to receive one share of Common Stock for each unit that vests (subject to adjustment as provided in Section 11.3 of the Plan) solely for purposes of the Plan and this Agreement. The RSUs shall be used solely as a device for the determination of the issuance of shares of Common Stock to eventually be made to Holder if and to the extent such RSUs vest pursuant to Section 2.2 hereof. The RSUs shall not be treated as property or as a trust fund of any kind.
As used herein, the term “Retirement” shall mean a Termination of Service after (a) sixty (60) years of age and (b) completion of five (5) years of continuous service with the Company or any Subsidiary.
1.2    Incorporation of Terms of Plan, Summary and Appendices I and II. The RSUs are subject to the terms and conditions of the Plan, the Summary, Appendix I hereto (which sets forth special and/or additional legal requirements, terms and conditions as may be required by Holder’s country), and Appendix II hereto (which sets forth certain performance conditions applicable to the RSUs), each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent applicable, in the event of any inconsistency between this Executive Restricted Stock Unit Award Agreement and Appendices I and II, the terms of Appendices I and II shall control.

ARTICLE 2.
GRANT OF RESTRICTED STOCK UNITS
2.1    Grant of RSUs. Effective as of the Grant Date, the Company grants to Holder an award of RSUs as set forth in the Summary, upon the terms and conditions set forth in the Summary, the Plan and this Agreement.
2.2    RSUs subject to a Performance Condition; Vesting Schedule.
(a)    Appendix II attached hereto sets forth a Performance Condition that must be satisfied in order for the RSUs to vest. The Performance Condition is based on the Company’s financial performance compared to certain pre-established criteria over certain specified periods, as set forth on Appendix II. The Compensation Committee shall certify in writing the extent to which the Performance Condition has been satisfied, with such certification occurring no later than the first November 11 following the Grant Date (the “Certification Date”). Except as set forth in Sections 2.2(c) and 2.2(d) hereof, any unvested RSUs for which the Performance Condition has not been satisfied shall be automatically forfeited, terminated and cancelled effective as of such Certification Date, without the payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights with respect to such RSUs under the Agreement.
(b)    Subject to Sections 2.2(c), 2.2(d), 2.2(e) and 2.4 hereof, the RSUs awarded pursuant to the Summary and which have met the Performance Condition set forth in Appendix II will vest and become nonforfeitable with respect to the applicable portion thereof according to the Vesting Schedule set forth in the Summary, subject to Holder’s continued employment or services through the applicable vesting dates. Unless otherwise determined by the Administrator and as otherwise provided in Section 2.2(e) hereof, partial employment or service, even if substantial, during any vesting period will not entitle Holder to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Service as provided in Section 2.2 hereof or under the Plan.
(c)    Notwithstanding Sections 2.2(a) and 2.2(b) hereof, Appendix II and the Summary, the RSUs, to the extent then outstanding and not previously forfeited, shall become fully vested and nonforfeitable in the event of a Change in Control as of the date of such Change in Control, or if later, as of the date of Holder’s Separation from Service (as defined in the Executive Agreement), if either of the following occurs:
(i)    Holder provides Notice of Good Reason (as defined in the then-current “Executive Agreement” between the Company and Holder (the “Executive Agreement”)) or Notice of Termination (as defined in the Company’s Executive Severance Plan (the “Executive Severance Plan”)) at any time during the six-month period prior to the date of a Change in Control, or during the twelve (12) month period commencing on the date of a Change in Control, and Holder has a Separation from Service by reason of Holder’s voluntary termination of employment for Good Reason (as defined in the Executive Agreement or Executive Severance Plan, as applicable), or
(ii)    Holder has a Separation from Service by reason of the Company’s termination of Holder’s employment other than for Cause (as defined in the Executive Agreement or, in the absence of any such agreement or definition, as defined in the Executive Severance Plan) during the six-month period prior to the date of the Change in Control (and such termination is at the request of the successor entity of such Change in Control, or is otherwise made in anticipation of the

Change in Control), or during the twelve (12) month period commencing on the date of the Change in Control.
(d)    Notwithstanding Sections 2.2(a) and 2.2(b) hereof, Appendix II and the Summary, if Holder dies or has a Termination of Service upon incurring a Disability while employed by, or serving as a Director or Consultant of, the Company or a Subsidiary, as applicable, the unvested RSUs shall become fully vested and nonforfeitable as of the date of such Holder’s death or Termination of Service upon incurring a Disability, as applicable.
(e)    Notwithstanding Section 2.2(b) hereof and the Summary, if Holder has a Termination of Service due to Retirement, then to the extent that the Performance Condition is met, a pro-rata portion of the unvested RSUs shall become vested and nonforfeitable as of the later of the date of such Holder’s Termination of Service due to Retirement and the Certification Date. The number of the RSUs that will vest pursuant to this Section 2.2(e) will be determined by (i) dividing the number of days Holder was continuously employed or rendering services during the vesting period prior to the termination date by the total number of days of the vesting period (as measured from the Grant Date to the final vesting date of the RSUs), and multiplying the result of such division by the aggregate number of RSUs determined to be eligible for vesting as of the Certification Date and (ii) subtracting from the result in 2.2(e)(i) any RSUs that previously vested pursuant to the Vesting Schedule. Such pro-rata portion of the RSUs will be rounded down to the nearest whole share.
Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Holder’s jurisdiction that likely would result in the favorable Retirement treatment that otherwise would apply to the RSUs pursuant to this Section 2.2(e) being deemed unlawful and/or discriminatory, then the Company will not apply this favorable Retirement treatment at the time of Holder’s Termination of Service and the RSUs will be treated as they would under the rules that otherwise would have applied if Holder’s Termination of Service did not qualify as a Retirement.
2.3    No Right to Employment. Nothing in the Plan or this Agreement, nor Holder’s participation in the Plan, shall confer upon Holder any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder. In the event that Holder is not an Employee, Director or Consultant of the Company, the grant will not be interpreted to form an employment or service contract with the Company.
2.4    Forfeiture, Termination and Cancellation upon Termination of Service. Notwithstanding any contrary provision of this Agreement, upon Holder’s Termination of Service for any or no reason (other than on Holder’s death, Disability, Retirement or in connection with a Change in Control as provided in Section 2.2(c)), all then unvested RSUs subject to this Agreement (including, without limitation, RSUs that have been earned in accordance with Appendix II) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. For purposes of this Agreement, the employment relationship of Holder will be treated as continuing intact while he or she is on military or sick leave or other bona fide leave of absence if such leave does not exceed ninety days, provided, however, that the period of the leave may exceed ninety days so long as Holder’s right to re-

employment is guaranteed either by statute or by contract, or in any other circumstance as may be required by law.
For purposes of this Agreement, Holder’s Termination of Service is deemed to occur as of the date Holder is no longer actively providing services to the Company or a Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of applicable laws in the jurisdiction where Holder is employed or rendering services or the terms of Holder’s employment or service agreement, if any) and, unless otherwise provided in Sections 2.2(c), (d) and (e) hereof, Holder’s right to vest in the RSUs, if any, will terminate as of such date and will not be extended by any notice period (e.g., Holder’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Holder is employed or providing services or the terms of Holder’s employment or service contract, if any). The Administrator shall have the exclusive discretion to determine when Holder’s Termination of Service for purposes of the RSUs has occurred (including whether Holder may still be considered to be providing services while on a leave of absence).
2.5    Timing of Issuance of Shares.
Subject to Appendix II, as soon as administratively practicable following the vesting of any RSUs pursuant to Section 2.2 hereof, but in no event later than sixty (60) days after such vesting date, the Company shall deliver to Holder (or any transferee permitted under Section 3.2 hereof) a number of shares of Common Stock equal to the number of such RSUs that vested on the applicable vesting date, less to the extent applicable, the number of shares of Common Stock withheld in accordance with Section 2.6(b). The shares of Common Stock delivered hereby shall be represented either by one or more stock certificates or by book entry, as determined by the Company in its sole discretion. Notwithstanding the foregoing provisions of this Section 2.5:
(a)    in the event shares of Common Stock cannot be issued in the time frame specified above due to the effects of Sections 2.7(a), (b) or (c) hereof, then the shares of Common Stock shall be issued as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with Sections 2.7(a), (b) and (c) hereof, subject to compliance with Section 409A (as defined in Section 3.13 below);
(b)    if the RSUs do not constitute “nonqualified deferred compensation” subject to Section 409A and the Holder is subject to U.S. federal taxation, then any RSUs will be settled within the short-term deferral period of Section 409A; and
(c)    if the RSUs constitute “nonqualified deferred compensation” subject to Section 409A and Holder is subject to U.S. federal taxation, then: (i) by the end of the calendar year following each anniversary date specified on the Vesting Schedule a pro-rata portion of the RSUs, calculated in accordance with the Vesting Schedule, will be settled but (ii) notwithstanding (i) above, to the extent the RSUs are not subject to a “substantial risk of forfeiture” within the meaning of Section 409A, the RSUs will be settled on an accelerated basis following the earliest to occur of any of the following events (or at such later time as may be permitted under Section 409A in the event of Holder's death) in a manner and to the extent necessary to comply with Section 409A: (A) the occurrence of a Change in Control that constitutes a “change in control event” within the meaning of Section 409A, (B) the Holder’s death, or separation from service” within the meaning of Section 409A, provided, however, if Holder is a “specified employee” within the meaning of Section 409A as of the date of Holder’s separation from service and settlement is otherwise due on separation from service, Holder’s vested RSUs shall instead be settled during the thirty (30) day period commencing on the earlier of (A) the expiration of the six (6) month period measured from the date of Holder’s separation from service or (B) the date of Holder’s death, to the extent that such delayed payment is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, or any successor provision thereto.
2.6    Responsibility for Taxes.
(a)    Regardless of any action the Company or, if different, the Subsidiary employing Holder or for which Holder otherwise provides services (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Holder’s participation in the Plan and legally applicable or deemed legally applicable to Holder (“Tax-Related Items”), Holder acknowledges that the ultimate liability for all Tax-Related Items is and remains Holder’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Holder further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to the grant of the RSUs, the vesting or settlement of the RSUs, the issuance of shares of Common Stock in settlement of the RSUs, the subsequent sale of the shares of Common Stock acquired at vesting and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate Holder’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if Holder is subject to tax in more than one jurisdiction, Holder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    In connection with any relevant taxable or tax withholding event, as applicable, Holder must pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Holder hereby authorizes the Company and/or the Employer, or their respective agents, in their sole discretion and without any notice to or additional authorization by Holder, to satisfy their withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:
(i)    withholding from Holder’s compensation or other wages payable to Holder by the Company, the Employer and/or any other Subsidiary;
(ii)    causing Holder to tender a cash payment (i.e., check or bank wire);
(iii)    withholding from the proceeds of the sale of shares of Common Stock issued upon vesting, either through a voluntary sale or through a mandatory sale arranged by the Company (on Holder’s behalf pursuant to this authorization);
(iv)    withholding shares of Common Stock otherwise to be issued upon vesting; or
(v)    any other method determined by the Company, to the extent permitted under the Plan and applicable laws.
provided, however that if Holder is an officer of the Company subject to Section 16 of the Exchange Act, then the Company will withhold shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i)-(iii) or (v) above. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the RSUs to vest prior to the dates set forth in the Vesting Schedule in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the RSUs; provided that to the extent necessary to avoid a prohibited distribution under Section 409A, the number of RSUs so accelerated and settled shall be with respect to a number of shares of Common Stock with a value that does not exceed the liability for the Tax-Related Items.
(c)    The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in Holder’s jurisdiction(s) (to the extent permitted by the Plan). In the event of over-withholding, Holder may receive a refund of any over-withheld amount in cash (with no entitlement to the Common Stock equivalent), or, if not refunded, Holder may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, Holder may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, for tax purposes, Holder will be deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)    Holder agrees to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Holder’s participation in the Plan that cannot be satisfied by the means previously described.
(e)    The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such shares of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied Holder’s obligations in connection with the Tax-Related Items resulting from the RSUs or the shares of Common Stock subject to the RSUs.
2.7    Conditions to Delivery of Common Stock; Legal Requirements. The shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:
(a)    The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;
(b)    The completion and maintenance of any registration or other qualification of such shares of Common Stock under any U.S. and non-U.S. state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any U.S. or non-U.S. state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and
(d)    The lapse of such reasonable period of time following the vesting of any RSUs as the Administrator may from time to time establish for reasons of administrative convenience.

2.8    Rights as Stockholder. Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such Holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 11.3 of the Plan. No Dividend Equivalent awards shall be awarded in respect of any unvested RSUs.
ARTICLE 3.
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.
3.2     Grant is Not Transferable.
(a)    Except as set forth in Section 3.2(b), during the lifetime of Holder, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the vested RSUs have been issued. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
(b)    Notwithstanding the foregoing provisions of subsection 3.2(a), for Holders who are exclusively subject to the laws of the United States, the Administrator, in its sole discretion, may permit the transfer of RSUs held by Holder (i) pursuant to a DRO, or (ii) by gift or contribution to a Permitted Transferee. Any RSU that has been so transferred shall continue to be subject to all of the terms and conditions as applicable to the original Holder, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including, without limitation, to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.
3.3    Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.4    Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the RSUs and the issuance of shares of Common Stock with respect to vested RSUs in such circumstances as it, in its sole discretion, may determine; provided, however, that if the RSUs constitute “nonqualified deferred compensation” subject to Section 409A and Holder is subject to U.S. federal taxation, no acceleration of the issuance of the shares of Common Stock may occur other than as expressly permitted under Section 409A. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 11.3 of the Plan, the Administrator shall make any appropriate adjustments in the number of RSUs then outstanding and the number and kind of securities that may be issued in respect of the RSUs. Holder acknowledges that the RSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and Section 11.3 of the Plan.
3.5    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice (which may include electronic delivery by email) or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	ResMed Inc. 9001 Spectrum Center Blvd San Diego, CA 92123 USA Attn: Michael Rider, Global General Counsel & Secretary

If to Grantee:	Address of Grantee on file with ResMed Inc. or its Subsidiary

3.6    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.7    Governing Law / Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award of RSUs or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California and no other courts, where this grant is made and/or to be performed.
3.8    Conformity to Laws. Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and other U.S. or non-U.S. state and federal securities laws and regulations, as well as any other applicable U.S. or non-U.S. state and federal laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.9    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan and subject to Section 3.8, Section 3.11, Section 3.13 and Section 3.21 hereof, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Holder.

3.10    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.
3.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.12    Entire Agreement. The Plan, the Summary and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.
3.13    Section 409A. The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in U.S. Treasury Regulation Section 1.409A-1(b)(4) or otherwise. However, to the extent that the RSUs (or any portion thereof) may be subject to Section 409A, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A and this Agreement shall be interpreted, operated and administered in a manner consistent with such intent. Notwithstanding any other provision of the Plan, the Summary or this Agreement, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Holder or any other person for failure to do so) to adopt such amendments to the Plan, the Summary or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Nothing in this Agreement, the Plan or the Summary shall provide a basis for any person to take action against the Company or any Subsidiary based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or RSUs granted under this Agreement, and neither the Company nor any of its Subsidiaries shall under any circumstances have any liability to Holder or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A.
3.14    Limitation on Holder’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Unless and until the RSUs will have vested in the manner set forth in Article 2 hereof, Holder will have no right to the issuance of shares of Common Stock with respect to the RSUs. Holder shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.15    Language. Holder acknowledges that he or she is proficient in the English language and understands the provisions in this Agreement and the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language. Further in the event Holder has received this Agreement, including Appendix I hereto (if any), or any other document related to the Plan translated into a language other than English, the English version will control to the extent the meaning of the translated version differs from the English version, unless otherwise required by applicable law.
3.16    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to the RSUs granted under the Plan, Holder’s participation in the Plan, or future awards that may be granted under the Plan or (b) to request by electronic means Holder’s consent to participate in the Plan. Holder hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.
3.17    Nature of Grant. By accepting the RSUs, Holder acknowledges, understands and agrees that:
(a)    the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(b)    all decisions with respect to future awards of RSUs or other grants, if any, will be at the sole discretion of the Company;
(c)    Holder is voluntarily participating in the Plan;
(d)    the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(e)    the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including (without limitation) calculating any severance, resignation, redundancy or end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(f)    the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(g)    no claim or entitlement to compensation or damages shall arise from (i) termination of the RSUs resulting from a Termination of Service (for any reason whatsoever, whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Holder is employed or rendering services or the terms of Holder’s employment or service agreement, if any) or (ii) termination of the RSUs or the recoupment of any financial gain from the RSUs as described in Section 3.25 hereof;
(h)    unless otherwise agreed with the Company, the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Holder may provide as a director of a Subsidiary;

(i)    the Company is not providing any tax, legal or financial advice with respect to the RSUs, nor is the Company making any recommendations regarding Holder’s participation in the Plan, or Holder’s acquisition or sale of the underlying shares of Common Stock;
(j)    Holder should consult with his or her own personal tax, legal and financial advisors regarding Holder’s participation in the Plan before taking any action related to the Plan and the RSUs; and
(k)    the following provisions apply only if Holder is providing services outside the United States:
(1)    the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
(2) neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between Holder’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Holder pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.
3.18    Data Privacy Consent.
(a)    Declaration of Consent. Holder is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data (as defined below) by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Holder’s country.
(b)    Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about Holder, including, but not limited to, Holder’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Holder’s favor (“Data”), for the purposes of managing Holder’s participation in the Plan. The legal basis, where required, for the processing of Data is Holder’s consent.
(c)    Stock Plan Administration Service Providers. The Company transfers Data, or parts thereof, to Fidelity Stock Plan Services, LLC and certain of its affiliated companies ("Fidelity"), which assists the Company with the implementation, administration and management of the Plan. Holder acknowledges and understands that Fidelity will open an account for Holder to receive and trade shares of Common Stock acquired under the Plan and that Holder will be asked to agree on separate terms and data processing practices with Fidelity, which is a condition of Holder’s ability to participate in the Plan. In the future, the Company may select a different service provider and may share Data with such different service provider that serves in a similar manner.
(d)    International Data Transfers. The Company and Fidelity are based in the United States. Holder understands that his or her country may have enacted data privacy laws that are different from the laws of the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Holder’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Holder might not have enforceable rights regarding the processing of his or her Data in such countries.
The Company provides appropriate safeguards for protecting Data that it receives in the United States through its adherence to data transfer agreements entered into between the Company and Subsidiaries within the European Union. Otherwise, where required, the Company’s legal basis for the transfer of Data is Holder’s consent.
(e)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Holder’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means Data may be retained even after Holder’s Termination of Service.
(f)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Holder is providing the consents herein on a purely voluntary basis. Holder understands that he or she may withdraw consent at any time with future effect for any or no reason. If Holder does not consent, or if Holder later seeks to revoke his or her consent, Holder’s employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer RSUs or other awards to Holder or administer or maintain Holder’s participation in the Plan.
(g)    Data Subject Rights. Holder understands that data subject rights vary depending on applicable law and that, depending on where Holder is based and subject to the conditions under applicable law, Holder may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Holder’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Holder understands that he or she can contact Holder’s local human resources representative.
3.19    Participants Outside of the United States. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any additional terms and conditions set forth in Appendix I hereto for Holder’s country. Moreover, if Holder relocates to one of the countries included in Appendix I (if any), the terms and conditions for such country will apply to Holder, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The terms included in Appendix I constitute part of this Agreement.
3.20    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
3.21    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Holder’s participation in the Plan, on the RSUs or any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable or legal or administrative reasons, and to require Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
3.22    Waiver. Holder acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Holder or any other Holder.

3.23    Insider Trading/Market Abuse Laws. Holder may be subject to insider trading restrictions and/or market abuse laws, which may affect Holder’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights linked to the value of shares of Common Stock during such times as Holder is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction). Further, Holder understands that local insider trading laws and regulations prohibit the cancellation or amendment of orders Holder may have placed before processing inside information. Holder also understands that he or she may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis), and (ii) “tipping” third parties by sharing inside information with them, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Holder is responsible for complying with any applicable restrictions, and Holder should consult with his or her personal legal and financial advisors on this matter before taking any action related to the Plan.
3.24    Foreign Assets/Account and Tax Reporting, Exchange Controls. Holder’s country may have certain foreign asset, account and/or tax reporting requirements and exchange controls which may affect Holder’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside Holder’s country. Holder understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in Holder’s country. Holder also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, Holder may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. Holder acknowledges that he or she is responsible for complying with all such requirements, and that Holder should consult personal legal and tax advisors, as applicable, to ensure compliance.
3.25    Recoupment. All awards of RSUs, whether unvested or vested, and any shares of Common Stock issued at vesting of the RSUs, shall be subject to the Company’s Compensation Recovery Policy, as amended from time to time (the “Recoupment Policy”), such that any award of RSUs that was made to a Holder who is subject to the Recoupment Policy, and any shares of Common Stock acquired pursuant to such RSUs, shall be subject to deduction, clawback or forfeiture, as provided under the Recoupment Policy. Further, the RSUs, whether unvested or vested, and any shares of Common Stock issued on vesting of the RSUs, shall be subject to deduction, clawback or forfeiture to the extent required to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards. In order to satisfy any recoupment obligation arising under the Recoupment Policy or otherwise under applicable laws, rules, regulations or stock exchange listing standards, among other things, Holder expressly and explicitly authorizes the Company to issue instructions, on Holder’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any shares of Common Stock or other amounts acquired pursuant to the RSUs to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company upon the Company’s enforcement of the Recoupment Policy.
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IN WITNESS WHEREOF, the parties hereunto agree to the terms and conditions set forth in this Agreement and the Summary.

RESMED INC.	HOLDER

/s/ Michael J. Farrell	[Signature]

Chief Executive Officer	(Acceptance designated electronically at the plan administrator’s Web site)

APPENDIX I
Certain capitalized terms used but not defined in this Appendix I have the meanings set forth in the Plan, the Agreement and/or the Summary.
Terms and Conditions
This Appendix I includes special and/or additional terms and conditions that govern the RSUs granted to Holder under the Plan if Holder resides and/or works in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. If Holder is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of RSUs, or is considered resident of another country for local law purposes, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Holder.
Notifications
This Appendix I also includes information regarding tax, securities law, exchange controls and certain other issues of which Holder should be aware with respect to Holder’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Holder not rely on the information in this Appendix I as the only source of information relating to the consequences of Holder’s participation in the Plan because the information may be out of date at the time that the RSUs vest or shares of Common Stock acquired under the Plan are sold.
In addition, the information contained herein is general in nature and may not apply to Holder’s particular situation and the Company is not in a position to assure Holder of any particular result. Accordingly, Holder should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Holder’s situation.
Finally, if Holder is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of RSUs, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Holder in the same manner.
Australia
Notifications
Securities Law Information. The offer of RSUs is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers, including for the remittance of proceeds related to the sale of shares of Common Stock acquired under the Plan and/or dividends paid on such shares. If an Australian bank is assisting with the transaction, then the bank will file the required exchange control report on Holder’s behalf. If no Australian bank is assisting with the transaction, then Holder will have to file the required exchange control report.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).
Germany
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). If Holder receives a payment in excess of this amount (including if Holder acquires shares of Common Stock under the Plan with a value in excess of this amount and sells shares of Common Stock via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells shares of Common Stock with a value in excess of this amount to cover Tax-Related Items, Holder must report the payment and/or the value of the shares of Common Stock withheld or sold to the Bundesbank, either electronically or by accessing the electronic General Statistics Reporting Portal (“Allgemeines Meldeportal Statistik”) on the Bundesbank’s website (www.bundesbank.de), or by such other method (e.g. email or telephone) as permitted or required by Bundesbank. The report must be submitted monthly or within such timing as permitted or required by the Bundesbank. It is Holder’s responsibility to comply with this reporting obligation and Holder should consult a personal legal advisor to comply with the applicable reporting requirements.
Singapore
Terms and Conditions
Sale of Shares. For any shares of Common Stock that are issued within six months of the Grant Date, Holder agrees that he or she will not dispose of the shares of Common Stock acquired prior to the six-month anniversary of the Grant Date, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or any other applicable provisions of the SFA.
Notifications
Securities Law Information. The offer of the Plan is being made pursuant to the “ Qualifying Person” exemption under section 273(1)(f) of SFA and not with a view to the RSUs or shares of Common Stock being subsequently offered for sale to another party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. The directors, associate directors and shadow directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. The directors, associate directors and shadow directors must notify the Singapore Subsidiary in writing of an interest (e.g., RSUs, shares of Common Stock, etc.) in the Company or any related company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g. when shares of Common Stock are sold), or (iii) becoming a director, associate director or shadow director.

APPENDIX II
This Appendix II sets forth the performance goals (the “Performance Goals”) for the RSUs and shall determine the extent to which the Performance Goals are achieved and the extent to which the RSUs will vest. The RSUs shall be subject to the Performance Condition and shall be eligible for vesting to the extent the Performance Condition is satisfied, and shall be forfeited to the extent the Performance Condition is not satisfied, as determined below.
Performance Goals
The Performance Goals shall be based on: (i) the Company’s net profit after tax as a percentage of revenue (proforma) for the third fiscal quarter (“3rd Quarter”) of the Company’s fiscal year in which the Grant Date occurs, (ii) the Company’s net profit after tax as a percentage of revenue (proforma) for the Company’s fourth fiscal quarter (“4th Quarter”) of the Company’s fiscal year in which the Grant Date occurs, and (iii) the cumulative net profit after tax as a percentage of cumulative revenue (proforma) for the 3rd Quarter and the 4th Quarter.
3rd Quarter Performance Goal. The 3rd Quarter Performance Goal is 50% or more of the budgeted profit target for the 3rd Quarter, determined based on net profit after tax without giving effect to non-recurring events.
4th Quarter Performance Goal. The 4th Quarter Performance Goal is 50% or more of the budgeted profit target for the 4th Quarter, determined based on net profit after tax without giving effect to non-recurring events.
Cumulative Performance Goal. The Cumulative Performance Goal is 50% or more of the budgeted profit target for the combined period of the 3rd Quarter and the 4th Quarter, determined based on net profit after tax without giving effect to non-recurring events.
Performance Condition
The performance condition (the “Performance Condition”) shall be satisfied with respect to all or a portion of the RSUs, as determined below.
3rd Quarter Performance Goal. If the 3rd Quarter Performance Goal is achieved, the Performance Condition shall be satisfied with respect to 50% of the RSUs.
4th Quarter Performance Goal. If the 4th Quarter Performance Goal is achieved, the Performance Condition shall be satisfied with respect to 50% of the RSUs (which shall be in addition to any RSUs for which the Performance Condition has been satisfied upon the achievement of the 3rd Quarter Performance Goal).
Cumulative Performance Goal. If the Cumulative Performance Goal is achieved, the Performance Condition shall be satisfied with respect to 100% of the RSUs.
In no event shall the Performance Condition be treated as satisfied for more than 100% of the RSUs.

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Compensation Certification
The Compensation Committee shall certify in writing whether the Performance Goals have been achieved, and the RSUs for which the Performance Condition has been satisfied, not later than the first November 11 following the Grant Date. Except in the event of the vesting of the RSUs upon or in connection with a Change in Control as provided in Section 2.2(c) of the Agreement or Holder’s death or Termination of Service upon incurring a Disability as provided in Section 2.2(d) of the Agreement, no shares of Common Stock shall be delivered in respect of the RSUs prior to such written certification by the Compensation Committee.
Forfeiture of RSUs
Except as set forth in Sections 2.2(c) and 2.2(d) of the Agreement, any unvested RSUs for which the Performance Condition has not been satisfied shall be automatically forfeited, terminated and cancelled effective as of the Certification Date without the payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights with respect to such RSUs under the Agreement.
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